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Argentex Mining Corp Announces Cdn$7,347,200 Proposed Investment with IFC

Vancouver, B.C., June 1, 2010 -- Argentex Mining Corporation (“Argentex”) (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has agreed to the terms of a private placement with IFC, the member of the World Bank Group focused on private sector investments in developing countries.

In the mining sector, IFC provides equity and loan financing for exploration and mining companies to advance projects that have the potential to provide long term economic benefits to countries and local communities. IFC offers an integrated approach that combines financing with industry expertise and assistance in maximizing projects’ social benefits while minimizing their environmental footprints.

IFC’s proposed investment in Argentex contemplates that Argentex will sell to IFC 9,184,000 units (the “Units”) at a price of Cdn $0.80 per Unit for gross proceeds of Cdn$7,347,200.  Each Unit will consist of one common share of Argentex (each a “Unit Share”) and one common share purchase warrant (a “Warrant”).  Each Warrant will entitle the purchaser to purchase one additional common share of Argentex (each a “Warrant Share”) at a price of Cdn$1.34 for a period of five years after closing.

Argentex anticipates that this private placement should close on or before July 31, 2010.  Closing of this financing is subject to conditions, including IFC due diligence, approval by IFC’s Board of Directors, approval of the TSX Venture Exchange and the negotiation and execution of definitive agreements.

“We look forward to having an experienced investor such as IFC make the largest single investment in our company’s history,” said Ken Hicks, President of Argentex. “IFC is a long term investor with an impressive track record of making successful equity investments in developing countries. Their value-added business approach to investment and their confidence in the Argentex organization and our properties is very positive.”

Except as specified in this press release, none of the securities to be offered or sold in this private placement have been or will be registered under the United States Securities Act of 1933, as amended (the “Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Each of the Unit Shares and the Warrant Shares will be a "restricted security” under the Act and will be subject to a hold period of at least six-months from the date they are issued.  In addition, these securities will be subject to a hold period of four months and one day after closing under applicable Canadian securities laws and the requirements of the TSX Venture Exchange.  The Warrants will also be restricted securities subject to these restrictions but, in addition, these securities will be non-transferable by their terms during the first 30 months.

Argentex intends to use the proceeds of the private placement to fund exploration and pre-feasibility activities at its properties in the Patagonia region of Argentina, as well as for working capital and for general corporate purposes.

About IFC

IFC, a member of the World Bank Group, creates opportunity for people to escape poverty and improve their lives.  IFC fosters sustainable economic growth in developing countries by supporting private sector development, mobilizing private capital, and providing advisory and risk mitigation services to businesses and governments. In fiscal 2009, IFC’s new investments totaled $14.5 billion, helping channel capital into developing countries during the financial crisis. For more information, visit www.ifc.org.

About Argentex Mining Corporation

Argentex Mining Corporation is a Delaware corporation.  It is a junior mining company in the exploration stage with significant holdings in the Patagonia region of Argentina.  In total, the company owns 100% mineral rights to more than 35 properties with approximately 141,020 hectares of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina, including the Pinguino property.  Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about whether and when the proposed investment by International Finance Corporation will be approved and completed and whether the conditions to completion can be satisfied, including IFC due diligence, approval by IFC’s Board of Directors, approval of the TSX Venture Exchange and the negotiation and execution of definitive agreements.” Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, the risk that Argentex or the nature or amount of the proposed investment will not be approved by IFC, as well as risks that are inherent in Argentex's operations including the risk that it might not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.